
FORM 4

[  ] Check box if no longer
     subject to Section 16.                            U.S. SECURITIES AND EXCHANGE COMMISSION
     Form 4 or Form 5                                            WASHINGTON, D.C. 20549
     obligations may continue.                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     See Instruction 1(b).

                                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                        of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                               to Issuer
                                                                                                       (Check all applicable)
                                               SALES ONLINE DIRECT, INC.

                                                                                                     Director         X   10% Owner
                                             -----------------------------------------------     ---                 ---

 STENGEL       MARC            L.              3. IRS or Social Security    4. Statement for     ---  Officer (give  --- Other
------------------------------------------        Number of Reporting          Month/Year             title below)       (specify
 (Last)       (First)       (Middle)              Person (Voluntary)                                                     below)

                                                                                                     Chairman and Possible
 3743 BIRCH LANE                                                                JULY 2001            Deemed Member of Group*
------------------------------------------                                  ------------------       ---------------------------
        (Street)                                                            5. If Amendment,         7.  Individual or Joint/Group
                                                                               Date of Original          Filing (Check Applicable
                                                                               (Month/Year)                      Line)
 OWINGS MILLS        MD         21117                                                                 X  Form filed by One
------------------------------------------                                                            -- Reporting Person
 (City)           (State)       (Zip)
                                                                                                         Form filed by More than One
                                                                                                      -- Reporting Person


-----------------------------------------------------------------------------------------------------------------------------------
                               Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security       2. Trans-    3. Trans-       4. Securities Acquired    5. Amount of       6. Owner-       7. Nature
    (Instr. 3)                 action       action          (A) or Disposed of        Securities         ship            of In-
 COMMON STOCK, PAR             Date         Code            (D) (Instr. 3, 4          Beneficially       Form:           direct
 VALUE $0.001 PER              (Month/      (Instr. 8)      and 5)                    Owned at           Direct          Bene-
 SHARE                         Day/                                                   End of             (D) or          ficial
                               Year)                                                  Month              Indirect        Owner-
                                                                                      (Instr. 3          (I)             ship
                                                                                      and 4)             (Instr. 4)      (Instr. 4)

                                         ------------------------------------------
                                         Code      V      Amount    (A) or    Price   9,621,119
                                                                      (D)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 2, 2001  Rule      J     13,000        D      $0.026                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     20,000        D       0.027                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     20,000        D       0.028                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     26,000        D       0.029                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 1 of 3


-----------------------------------------------------------------------------------------------------------------------------------
                           July 3, 2001  Rule      J     16,000        D       0.025                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 6, 2001  Rule      J     20,000        D       0.024                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     60,000        D       0.025                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     31,000        D       0.026                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 9, 2001  Rule      J     65,000        D       0.025                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 10, 2001 Rule      J     40,000        D       0.024                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     10,000        D       0.025                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 11,2001  Rule      J     50,000        D       0.024                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 12, 2001 Rule      J     20,000        D       0.023                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     20,000        D       0.024                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     10,000        D       0.025                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 13, 2001 Rule      J     19,000        D       0.021                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                                         Rule      J     1,000         D       0.025                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 23, 2001 Rule      J     50,000        D       0.025                       D
                                         144(k)
-----------------------------------------------------------------------------------------------------------------------------------
                           July 27, 2001 Rule      J     60,000        D       0.025                       D
                                         144(k)

===================================================================================================================================
If the form is filed by more than reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.            Page 2 of 3
                                                                                                                    SEC 1474(7-96)



                                                              (Print or Type Responses)
FORM 4 (continued)                                       Table II -- Derivative Securities
                                                  Acquired, Disposed of, or Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of  2. Conver-   3. Trans-  4. Transac-  5. Number   6. Date    7. Title and  8. Price  9. Number  10. Owner-  11. Nature
   Deriv-       sion or      action     tion         of          Exer-      Amount of     of        of          ship        of In-
   ative        Exercise     Date       Code         Deriv-      cisable    Underlying    Deriv-    Deriv-      Form        direct
   Security     Price of                (Instr.      ative       and        Securities    ative     ative       of          Bene-
   (Instr.      Deriv-       (Month/    8)           Securi-     Expira-    (Instr. 3     Secur-    Secur-      Deriv-      ficial
    3)          ative        Day/                    ties        tion       and 4)        ity       Ities       ative       Owner-
                Secur-       Year)                   Acquired    Date                     (Instr.   Bene-       Secur-      ship
                ity                                  (A) or      (Month/                  5)        Ficially    ity:        (Instr.
                                                     Disposed    Day/                               Owned       Direct      4)
                                                     of (D)      Year)                              at End      (D) or
                                                     (Instr.                                        of Month    Indirect
                                                     3, 4,                                          (Instr.     (I)
                                                     and 5)                                         4)          (Instr.
                                                                                                                4)

                                                              -------------------------------------
                                                                                        Amount
                                                               Date     Expira-         or
                                                               Exer-    tion            Number
                                                               cisable  Date     Title  of
                                                                                        Shares
                                     -----------------------

                                      Code   V    (A)   (D)

------------ ------------ ---------- ----- ------ ---- ------ --------  ------   -----  -------- ---------- ----------- ------------


------------ ------------ ---------- ----- ------ ---- ------ --------  ------   -----  -------- ---------- ----------- ------------


------------ ------------ ---------- ----- ------ ---- ------ --------  ------   -----  -------- ---------- ----------- ------------


------------ ------------ ---------- ----- ------ ---- ------ --------  ------ - -----  -------- ---------- ----------- ------------


------------ ------------ ---------- ----- ------ ---- ------ --------  ------ - -----  -------- ---------- ----------- ------------


------------ ------------ ---------- ----- ------ ---- ------ --------  ------ - -----  -------- ---------- ----------- ------------

 If the form is filed by more than reporting person, see Instruction 4(b)(v).
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 Explanation of Responses:


 **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                                                                                         /s/ Marc Stengel           August 6, 2001
                                                                                      --------------------------     --------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                **Signature of               Date
                                                                                             Reporting Person


 Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                                       Page 3 of 3